EXHIBIT 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD. REPORTS FIRST QUARTER OPERATING RESULTS

GEORGE TOWN, Grand Cayman, Cayman Islands (May 10, 2005) — Consolidated Water Co. Ltd. (Nasdaq National Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where natural supplies of drinking (i.e., potable) water are scarce, today reported its operating results for the first quarter of 2005.

For the three months ended March 31, 2005, total revenue declined 4% to approximately $6.1 million, compared with $6.3 million in the first quarter of 2004. Net income declined to $1,374,051, or $0.23 per diluted share, versus $1,923,922, or $0.33 per diluted share, in the quarter ended March 31, 2004. The weighted average number of fully-diluted shares outstanding increased 2% to 5,959,758 in the most recent quarter, compared with 5,828,890 in the prior-year period.

Retail water sales decreased 12% to approximately $3.1 million in the first quarter of 2005, compared with $3.6 million in the first quarter of 2004. Bulk water sales increased 7% to approximately $2.7 million, versus $2.5 million a year earlier, while Services revenue declined slightly to $230,456, from $254,442 in the prior-year quarter.

Gross margin on Retail sales approximated 59.9% in the most recent quarter, versus 61.7% a year earlier, while gross margin on Bulk water sales approximated 16.2%, compared with 23.6% in the first quarter of 2004.

“The decline in Retail water sales during our first quarter reflects the continued impact of Hurricane Ivan upon tourism in the Cayman Islands,” stated Rick McTaggart, President and Chief Executive Officer. “Rebuilding activities are underway throughout Grand Cayman, but a number of hotels and condominiums within our Cayman market have not yet reopened, and new construction projects are still experiencing problems due to labor shortages and delays in material deliveries. Until tourism returns to pre-hurricane levels in the Cayman Islands, we expect retail water sales to trail prior-year periods.”

“Our Bulk water sales posted a 7% increase in the most recent quarter, primarily due to additional consumption by the Water Authority on Grand Cayman, which was partially offset by lower water sales by our Waterfields seawater conversion plant in Nassau (Bahamas) because of reverse osmosis membrane fouling. We are in the process of remediating this problem and have ordered containerized desalination units to temporarily supplement production capacity until a permanent solution is effected.”

“Our bottom-line results were also negatively impacted by higher general and administrative expenses, primarily due to additional unanticipated audit, accounting and legal fees related to the Sarbanes-Oxley internal control review and certification process.”

“While the near-term outlook for Consolidated’s sales and earnings is somewhat clouded by our inability to forecast how quickly the tourism infrastructure will be fully restored on Grand Cayman and, therefore, how soon tourist arrivals will return to historical levels, we are excited about a number of opportunities in other markets. During the first quarter, we were pleased to announce a contract with the Government of the Commonwealth of the Bahamas to build and operate a new seawater desalination plant (the ‘Blue Hills’ plant) and to expand our existing plant (the ‘Windsor’ plant) on the Island of New Providence. New Providence Island including Nassau, the capital of the Bahamas, suffers from critical water shortages and must currently import potable water from neighboring Andros Island. The Blue Hills contract is for 20 years, or until 35 billion US gallons of water have been supplied to the Water and Sewerage Corporation. When completed, the Blue Hills plant will be capable of producing 7.2 million US gallons of potable water per day, and Nassau will become Consolidated’s largest single market. We are currently in discussions regarding projects in a number of other countries, as well,” concluded McTaggart.

On April 30, 2005, the Company paid a cash dividend of $0.115 per share to shareholders of record March 31, 2005. The Company has paid cash dividends to shareholders every year since 1985, and the annual rate of dividend payment has never been reduced during the 20-year period.

The Company will host a conference call at 11:30 a.m. on Thursday, May 12, 2005, to discuss first quarter results and the outlook for the balance of the year. Shareholders and other interested parties may participate in the conference call by dialing 800-322-0079 (international participants dial 973-409-9258) a few minutes before 11:30 a.m. EDT on May 12, 2005. A replay will be available two hours after the completion of the conference call from May 12, 2005 until May 19, 2005 by dialing 877-519-4471 for participants in the US/Canada (international participants dial 973-341-3080) and entering the Access ID number 6040398.

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and/or water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates water production and/or distribution facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of the Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the Nasdaq National Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably, the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. In addition, the unsuccessful bidder for the Blue Hills contract in Nassau is seeking an order from the Supreme Court of the Commonwealth of the Bahamas rescinding the Water and Sewerage Corporation of the Bahama’s (“WSC”) award to the Company of the Blue Hills project and an order awarding the project to the unsuccessful bidder. Accordingly, there can be no assurances that the contract between the Company and WSC will remain in effect. WSC has agreed to indemnify the Company and Waterfields Company Limited (“Waterfields”), a subsidiary of the Company, against all expenses and losses, including loss of profits, which they may incur if the court awards the Blue Hills project to the unsuccessful bidder. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in United States Dollars)

	March 31,	December 31,
	2005	2004
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$8,629,580	$9,216,908
Accounts receivable	5,893,972	4,879,410
Insurance claim receivable	—	1,932,905
Inventory	2,150,694	1,629,348
Prepaid expenses and other assets	489,860	625,563
Current portion of loans receivable	813,652	924,020

Total current assets	17,977,758	19,208,154
Loans receivable	2,102,238	2,270,326
Property, plant and equipment, net	29,886,339	28,861,402
Other assets	401,782	424,564
Investments in affiliates	11,602,704	11,070,848
Intangible assets	5,188,911	5,421,381
Goodwill	3,568,374	3,568,374

Total assets	$70,728,106	$70,825,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Dividends payable	$795,872	$783,854
Accounts payable and other liabilities	2,652,820	3,860,511
Current portion of long term debt	3,733,144	3,733,144

Total current liabilities	7,181,836	8,377,509
Long term debt	12,042,671	12,856,226
Security deposits and other liabilities	357,957	357,957
Minority interest in Waterfields Company Limited	863,388	861,463

Total liabilities	20,445,852	22,453,155

Stockholders’ equity
Redeemable preferred stock, $1.20 par value. Authorized 100,000 shares; issued and outstanding 11,830 shares at March 31, 2005 and 13,921 shares at December 31, 2004	14,196	16,705
Class A common stock, $1.20 par value. Authorized 9,840,000 shares; issued and outstanding 5,861,062 shares at March 31, 2005 and 5,753,485 shares at December 31, 2004	7,033,274	6,904,183
Class B common stock, $1.20 par value. Authorized 60,000 shares; issued and outstanding nil shares at March 31, 2005 and nil shares at December 31, 2004	—	—
Stock and options earned but not issued	66,934	20,746
Additional paid-in capital	28,320,189	27,281,728
Retained earnings	14,847,661	14,148,532

Total stockholders’ equity	50,282,254	48,371,894

Total liabilities and stockholders’ equity	$70,728,106	$70,825,049

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Expressed in United States Dollars)

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2005	2004
Retail water sales	$3,131,728	$3,575,076
Bulk water sales	2,695,301	2,508,179
Service revenue	230,456	254,442

Total revenue	6,057,485	6,337,697

Retail cost of sales	(1,255,117)	(1,370,282)
Bulk cost of sales	(2,259,324)	(1,916,058)
Service cost of sales	(145,184)	(144,134)

Total cost of sales	(3,659,625)	(3,430,474)

Gross profit	2,397,860	2,907,223
General and administrative expense	(1,423,803)	(1,080,159)

Income from operations	974,057	1,827,064

Other income (expense):
Interest income	14,317	17,783
Interest expense	(186,674)	(162,295)
Other income	196,469	83,708
Equity in earnings of affiliate	354,408	199,595

	378,520	138,791

Net income before income taxes and minority interest	1,352,577	1,965,855
Income tax benefit (expense)	23,399	(13,006)
Minority interest	(1,925)	(28,927)

Net Income	$1,374,051	$1,923,922

Basic earnings per share	$0.24	$0.34

Diluted earnings per share	$0.23	$0.33

Dividends declared per share	$0.115	$0.115

Weighted average number of common stock used in the determination of:
Basic earnings per share	5,776,058	5,699,609

Diluted earnings per share	5,959,758	5,828,890

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Expressed in United States Dollars)

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2005	2004
Net income from operating activities	$989,300	$1,684,292

Cash flows provided by (used in) investing activities
Purchase of property, plant and equipment	(1,522,091)	(384,908)
Collections from loans receivable	278,456	272,456
Receipt of income from affiliate	—	227,250

Net cash provided by (used in) investing activities	(1,243,635)	114,798

Cash flows provided by (used in) financing activities
Dividends paid	(662,905)	(602,532)
Proceeds from issuance of common stock	1,143,468	422,145
Principal payments of long term debt	(813,556)	(890,658)

Net cash (used in) financing activities	(332,993)	(1,071,045)

Net increase (decrease) in cash and cash equivalents	(587,328)	728,045
Cash and cash equivalents at beginning of period	9,216,908	8,236,924

Cash and cash equivalents at end of period	$8,629,580	$8,964,969

Interest paid in cash	$161,037	$132,209
Interest received in cash	$15,804	$17,783